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                                                                  EXHIBIT 10.14


                     CHANGE IN CONTROL SEVERANCE AGREEMENT


     THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this "Agreement"), dated as of November 15, 1999, by and between Sterling Software, Inc., a Delaware corporation (the "Company"), and --------------- (the "Executive").

                                  WITNESSETH:

     WHEREAS, the Executive is a senior executive of the Company and is expected to make major contributions to the profitability, growth and financial strength of the Company;

     WHEREAS, the Company recognizes that, as is the case of most companies, the possibility of a Change in Control (as hereinafter defined) exists;

     WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executives, including the Executive, applicable in the event of a Change in Control; and

     WHEREAS, the Company desires to provide additional inducement for the Executive to remain in the ongoing employ of the Company;

     NOW, THEREFORE, the Company and the Executive agree as follows:

     1.    Certain Defined Terms: In addition to terms defined elsewhere herein,
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the following terms have the following meanings when used in this Agreement with initial capital letters:

           (a) "Base Pay" means the sum of (i) the Executive's annual fixed or base compensation, as may be determined from time to time by the Company, whether acting through its Board of Directors (the "Board") or a committee thereof, its President and CEO or otherwise, and (ii) the annual fees, if any, paid or payable to the Executive in respect of his service during any fiscal year of the Company as a member of the Board and any committee thereof.

           (b) "Change in Control" means the occurrence during the Term of any of the following events:

                 (i) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than two-thirds of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors ("Voting Stock") of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction;

                 (ii) The Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and less than two-thirds of the combined voting power of the then-outstanding Voting Stock of such corporation or

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           person is held in the aggregate by the holders of Voting Stock of the
           Company immediately prior to such sale or transfer;

                 (iii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the combined voting power of the then-outstanding Voting Stock of the Company;

                 (iv) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

                 (v) If, at any time during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (v) each Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest) who is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the Directors of the Company (or a committee thereof) then still in office who were Directors of the Company at the beginning of any such period will be deemed to have been a Director of the Company at the beginning of such period.

     Notwithstanding the foregoing provisions of Sections 1(b)(iii) or 1(b)(iv), unless otherwise determined in a specific case by majority vote of the Board, a "Change in Control" shall not be deemed to have occurred for purposes of Section 1(b)(iii) or 1(b)(iv) solely because (A) the Company,
     (B) an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock (a "Subsidiary"), or (C) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to
     Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock of the Company, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership or any increase or decrease thereof.

           (c) "Employee Benefits" means the perquisites, benefits and service credit for perquisites or benefits as provided under any and all employee perquisite or benefit policies, plans, programs or arrangements in which the Executive is entitled to participate, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, 401(k), employee stock ownership (ESOP), employee stock purchase (ESPP), supplemental

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     executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement, executive automobile, corporate aircraft usage, tax and financial planning, club memberships, incentive travel, tax reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any successor policies, plans, programs or arrangements that may be adopted hereafter by the Company.

           (d) "Incentive Pay" means the aggregate annual bonus, incentive or other payments of cash compensation, in addition to Base Pay, made or authorized or contemplated to be made in regard to services rendered by the Executive in any fiscal year pursuant to any bonus, incentive compensation, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company or any successor thereto.

           (e) "Severance Period" means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earliest of (i) the seventh anniversary of the occurrence of the Change in Control, or (ii) the Executive's death; provided, however, that commencing on each anniversary of the Change in Control, the Severance Period will automatically be extended for an additional year unless, not later than 90 calendar days prior to such anniversary date, either the Company or the Executive shall have given written notice to the other that the Severance Period is not to be so extended.

           (f) "Term" means the period commencing as of the date first set forth above and expiring as of the later of (i) the close of business on December 31, 2004, or (ii) the expiration of the Severance Period; provided, however, that (A) commencing on January 1, 2001 and each January 1 thereafter, the Term of this Agreement will automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or the Executive shall have given written notice that it or the Executive, as the case may be, does not wish to have the Term extended and (B) subject to the last sentence of Section 8, if, prior to a Change in Control, the Executive ceases for any reason to be an employee of the Company or any Subsidiary, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect.

     2.    Operation of Agreement:  This Agreement will be effective and binding
           ----------------------
immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, this Agreement will not be operative unless and until a Change in Control occurs. Upon the occurrence of a Change in Control at any time during the Term, without further action, this Agreement shall become immediately operative.

     3.    Termination Following a Change in Control:  (a) In the event of the
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occurrence of a Change in Control, the Executive's employment may be terminated by the Company during the Severance Period. If, during the Severance Period, the Executive's employment is terminated by the Company or any Subsidiary other than as a result of the Executive's death, the Executive will be entitled to the compensation and benefits provided by Section 4 hereof.

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           (b)   In the event of the occurrence of a Change in Control, the
Executive may terminate his or her employment with the Company during the Severance Period, with the right to the compensation and benefits as provided in
Section 4, upon the occurrence of one or more of the following events (regardless of whether any other reason for such termination exists or has occurred, including without limitation, other employment):

                 (i) Failure to elect or reelect or otherwise to maintain the Executive in the office of the Company which the Executive held immediately prior to a Change in Control, or the removal of the Executive as a Director of the Company (or any successor thereto) if the Executive shall have been a Director of the Company immediately prior to the Change in Control;

                 (ii) (A) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position which the Executive held immediately prior to the Change in Control, (B) a reduction in the aggregate amount of the Executive's Base Pay or Incentive Pay as in effect for the Executive immediately prior to the occurrence of a Change in Control or such higher amount of Base Pay or Incentive Pay as may thereafter be determined by the Company, whether acting through the Board or a committee thereof, its President and CEO or otherwise, or (C) the termination or denial of the Executive's rights to Employee Benefits or a reduction in the scope or value thereof, any of which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such change, reduction, termination or denial, as the case may be;

                 (iii) A determination by the Executive (which determination will be conclusive and binding upon the parties hereto provided it has been made in good faith and in all events will be presumed to have been made in good faith unless otherwise shown by the Company by clear and convincing evidence) that a change in circumstances has occurred following a Change in Control, including, without limitation, a change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control, which has rendered the Executive substantially unable to carry out, has substantially hindered the Executive's performance of, or has caused the Executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control, which situation is not remedied within 10 calendar days after written notice to the Company from the Executive of such determination. For the avoidance of doubt, but without limiting the generality of the foregoing, if the Company or its successor following a Change in Control ceases to be an independent, publicly held, New York Stock Exchange-listed company, the Executive may in good faith determine that such circumstance, in and of itself, constitutes a substantial reduction in his authorities, powers, functions, responsibilities or duties;

                 (iv) The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (directly or by operation of law) assumed all duties and obligations of the Company under this Agreement pursuant to Section 10(a);

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                 (v)   The Company relocates its principal executive offices, or
           requires the Executive to have his principal location of work changed, to any location which is in excess of 25 miles from the location thereof immediately prior to the Change in Control, or requires the Executive to travel away from his office in the course of discharging his responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of the Executive in any of the three full years immediately prior to the Change in Control without, in either case, his prior written consent; or

                 (vi) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto.

           (c) A termination by the Company pursuant to Section 3(a) or by the Executive pursuant to Section 3(b) will not affect any rights which the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company providing Employee Benefits, which rights shall be governed by the terms thereof. Notwithstanding anything in this Agreement to the contrary, in the event that the Company and the Executive are parties to any other severance or similar agreement (a "Severance Agreement") pursuant to which the Executive is entitled to receive payments and/or benefits upon the termination of his employment with the Company, and the Executive's employment with the Company is terminated under circumstances in which the Executive would otherwise be entitled to receive payments and benefits under both this Agreement and a Severance Agreement, the Executive shall have the right to elect to receive payments and benefits under either this Agreement or a Severance Agreement, but not both (except that the Executive may in all events receive all payments and benefits to which he or she is entitled under a Severance Agreement during the period between the Termination Date and the Election Date (as such terms are defined below)). Within five business days following the date of the termination of the Executive's employment with the Company under the circumstances described in the preceding sentence, which shall be the effective date of such termination if the termination is pursuant to
     Section 3(a) or such other date that may be specified by the Executive if the termination is pursuant to Section 3(b), the Company shall provide the Executive, in writing, a reasonably detailed determination of the payments and other benefits under each of this Agreement and the applicable Severance Agreement. The Executive shall make the election provided for in this Section 3(c) by providing the Company written notice thereof within 30 days after the Executive's receipt of the written determination referred to in the preceding sentence; provided, however, that if such election is not so made within such 30-day period, the Executive shall be irrevocably deemed to have elected to receive payments and benefits under this Agreement (the date on which such election is so made or deemed to have been made being the "Election Date").

     4.    Severance Compensation and Benefits: (a) If, following the occurrence
           -----------------------------------
of a Change in Control, the Company terminates the Executive's employment during the Severance Period pursuant to Section 3(a) (other than as a result of the Executive's death), or if the Executive terminates his employment during the Severance Period pursuant to Section 3(b), the Company will:

                 (i) pay to the Executive, within five business days after the Termination Date (or, in the event that the circumstance described in Section 3(c) hereof is applicable, within

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     five business days after the Election Date), a lump sum payment (the
     "Severance Payment") in an amount equal to seven times the sum of (A) Base Pay (the aggregate amount and the components of which shall be determined based on the highest rate in effect for any period prior to the Termination
     Date), plus (B) Incentive Pay in an amount equal to the higher of (i) the highest annual amount of Incentive Pay paid to or earned by the Executive with respect to any fiscal year during the three fiscal years immediately preceding the fiscal year in which the Termination Date occurs, and (ii) 100% of the Incentive Pay amount payable upon the attainment of 100% of the objective(s) and 100% of the targeted or planned amount(s) specified in or pursuant to the applicable agreement, policy, plan, program or arrangement, whether or not attained as of such Termination Date, for such Executive for the fiscal year in which the Termination Date occurs; provided however, that in the event that the circumstance described in Section 3(c) hereof is applicable, the Severance Payment shall be reduced by the aggregate amount of all cash payments, if any, previously received by the Executive pursuant to the Severance Agreement prior to the Election Date. For purposes of this Agreement, the term "Termination Date" means the effective date of the termination of Executive's employment with the Company if the termination is pursuant to Section 3(a) hereof or such other date as may be specified by the Executive if the termination is pursuant to Section 3(b) hereof.

                 (ii) (A) for 84 months following the Termination Date (the "Continuation Period"), arrange at its sole expense, to provide the Executive with Employee Benefits that are substantially similar to the better of (when considered in the aggregate) (X) those Employee Benefits which the Executive was receiving or entitled to receive immediately prior to the Change in Control, or (Y) those Employee Benefits which the Executive was receiving or entitled to receive immediately prior to the Termination Date, and (B) such Continuation Period will be considered service with the Company for the purpose of determining service credits under or in respect of any Employee Benefits applicable to the Executive, his dependents or his beneficiaries; provided that for purposes of this
     Section 4(a)(ii), Employee Benefits shall not include any Incentive Pay and nothing in this Section 4(a) shall be construed to require the Company to make any new grants of stock options to the Executive. If and to the extent that any Employee Benefit described in subsection (A) or (B) of this
     Section 4(a)(ii) cannot be paid or provided under any applicable law or regulation or under the terms of any policy, plan, program or arrangement of the Company, then the Company will take all action necessary to ensure that such Employee Benefit is provided through other means to the Executive, his dependents and beneficiaries, as applicable, or the Company shall timely pay to the Executive a lump sum amount in cash equal to the fair market value of such foregone Employee Benefit. Notwithstanding the immediately preceding sentence, the Company shall make any payment that may be necessary to ensure that the Executive's after tax position with respect to any Employee Benefits received pursuant to this Section 4(a)(ii) is not worse than the Executive's after-tax position in the event such Employee Benefits had been provided to the Executive while he was employed by the Company.

                 (iii) for the life of the Executive and his or her spouse, arrange, at the Company's sole cost and expense, and at no cost to the Executive and his or her spouse, to provide (A) the Executive and his or her spouse with the "Benefits" provided to the Executive and his or her spouse under Section 4.01(b)(ii) of the Company's Employee Health Benefit Plan, as amended as of December 31, 1999 (the "Health Plan"), it being

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     acknowledged that the Executive met the requirements of Section 4.01(b)(ii)
     of the Health Plan as of the "Retiree Record Date", and (B) the Executive with the opportunity to elect to receive health benefits for his or her eligible dependents pursuant to Section 4.01(b)(iv) of the Health Plan. The terms "Benefits" and "Retiree Record Date" shall have the respective meanings ascribed to such terms in the Health Plan.

                 (iv) for 84 months following the Termination Date, make available to the Executive office facilities and support reasonably comparable to that made available to the Executive immediately prior to the Termination Date (including secretarial support, telephone, office equipment, office space and furnishings), or reimburse the Executive for the cost of obtaining comparable office facilities and support from third parties and pay the Executive any amount required to defray any incremental tax liability incurred by the Executive as the result of such reimbursement.

           (b) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Southwest Edition of The Wall Street Journal. Such
                                            -----------------------
interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

           (c) Notwithstanding any other provision of this Agreement to the contrary, the parties' respective rights and obligations under this Section 4 and under Sections 5 and 7 will survive any termination or expiration of this Agreement or the termination of the Executive's employment following a Change in Control for any reason whatsoever.

     5.    Certain Additional Payments by the Company:  (a) Anything in this
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Agreement to the contrary notwithstanding, in the event that this Agreement shall become operative and it shall be determined (as hereafter provided) that all or any portion of any payment or distribution by the Company or any of its affiliates to or for the benefit of the Executive pursuant to the terms of this Agreement or otherwise, including under any stock option or other agreement, plan, policy, program or arrangement (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto), by reason of being considered "contingent on a change in ownership or control" of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto), or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"); provided, however, that no Gross-Up Payment shall be made with respect to the Excise Tax, if any, attributable to (i) any incentive stock option, as defined by Section 422 of the Code ("ISO") granted prior to the execution of this Agreement, or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with an ISO described in clause (i). The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

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           (b)   Subject to the provisions of Section 5(f), all determinations required to be made under this Section 5, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Executive in his sole discretion. The Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 30 calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations with respect to any Gross-Up Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Company and the Executive a written opinion to the effect that the Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 5(f) and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

           (c) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 5. Any determination by the Accounting Firm as to the amount of any Gross-Up Payment or Underpayment shall be binding upon the Company and the Executive.

           (d) The federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within five business days pay to the Company the amount of such reduction.

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           (e)   The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this
Section 5 shall be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

           (f) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive, subject to the provisions of Section 5(h) of this Agreement, shall:

                 (i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

                 (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

                 (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

                 (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 5(f), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 5(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and

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provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

           (g) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(f), the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 5(f)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(f), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section 5.

           (h)   Any information provided by Executive to the Company under this
Section 5 shall be treated confidentially by the Company and will not be provided by the Company to any other person than the Company's professional advisors without the Executive's prior written consent except as required by law.

     6.    No Mitigation Obligation: The Company hereby acknowledges that it
           ------------------------
will be difficult and may be impossible for the Executive to find reasonably comparable employment within a reasonable time period following the Termination Date. In addition, the Company acknowledges that its severance pay plans and policies applicable in general to its salaried employees typically do not provide for mitigation, offset or reduction of any severance payments received thereunder. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

     7.    Legal Fees and Expenses:  It is the intent of the Company that the
           -----------------------
Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of the Executive's rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive's choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel and irrevocably waives any related conflict of interest on the part of such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by the Executive in connection with any of the foregoing.

     8.    Employment Rights: Nothing expressed or implied in this Agreement
           -----------------
will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control. Any event or occurrence described in Section 3(b)(i), (ii), (v) or (vi) hereof following the commencement of a discussion with a third person that ultimately results in a Change in Control shall be deemed to have occurred after a Change in Control for the purposes of this Agreement.

     9.    Withholding of Taxes:  The Company may withhold from any amounts
           --------------------
payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

     10.   Successors and Binding Agreement:  (a) The Company will require any
           --------------------------------
successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

           (b) This Agreement will inure to the benefit of and be enforceable by the Executive and the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

           (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 10(a) and 10(b). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 10(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

     11.   Notices:  For all purposes of this Agreement (except as otherwise
           -------
expressly provided in this Agreement with respect to notice periods), all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or ten business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or five business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company at 300 Crescent Court, Suite 1200, Dallas, Texas 75201 (to the attention of the President of the Company) and to the Executive at the Company's address, with a copy to the Executive at his or her principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     12.   Governing Law:  The validity, interpretation, construction and
           -------------
performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.

     13.   Validity:  If any provision of this Agreement or the application of
           --------
any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

     14.   Miscellaneous: No provision of this Agreement may be modified, waived
           -------------
or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

     15.   Counterparts:  This Agreement may be executed in one or more
           ------------
counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

     16.   Termination of Prior Agreements.  The Change in Control Severance
           -------------------------------
Agreement between the Executive and the Company, dated October 22, 1999, as amended to the date hereof (the "Prior Agreement"), shall terminate automatically upon the execution and delivery of this Agreement by the parties hereto and shall thereafter be of no further force or effect; provided, however, that if this Agreement is held by a court of competent jurisdiction to be wholly invalid, unenforceable or otherwise illegal, the preceding clause shall have no effect and the Prior Agreement shall be deemed to have continued at all times in full force and effect. Subject to the immediately preceding proviso, this Agreement supersedes all prior agreements, arrangements and understandings with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.


                                       STERLING SOFTWARE, INC.



                                       By:
                                           -----------------------------
                                           Sterling L. Williams
                                           President &
                                           Chief Executive Officer



                                       ---------------------------------
                                       [Name of Officer]